Exhibit 99.1

NEWS RELEASE

                     Contact: Investor Relations

                                           708.483.1300 Ext 1331

TreeHouse Foods to Acquire Associated Brands

for CAD $187 Million in Cash from TorQuest Partners

•	Increases annual revenue by approximately $200 million

•	Adds $0.14 - $0.16 of EPS accretion in 2014

•	Complements TreeHouse portfolio by adding a leading North American private label manufacturer of dry mix products, including powdered drinks and specialty teas

OAKBROOK, Ill. (August 8, 2013) TreeHouse Foods, Inc. (NYSE: THS) announced today that it has entered into an agreement with TorQuest Partners LLC and other shareholders to acquire Associated Brands GP Corporation (Associated Brands), a leading private label manufacturer of powdered drinks, specialty teas and sweeteners. TreeHouse has agreed to pay CAD $187 million (approximately US $180 million) in cash for the business, subject to an adjustment for working capital.

The Company expects the transaction to have a neutral effect on 2013 earnings and add approximately $0.14 to $0.16 in EPS in 2014. The transaction is expected to close in the third quarter of 2013, subject to the satisfaction of customary closing conditions, and will be financed through borrowings under TreeHouse’s existing $750 million credit facility.

The acquisition of Associated Brands will significantly strengthen TreeHouse’s retail presence in private label dry grocery and will introduce a line of specialty tea products to complement its fast growing single serve coffee business. With approximately 650 employees, Associated Brands is headquartered in Mississauga, Ontario, Canada and operates three production facilities in Delta, British Columbia, Canada; Medina, New York; and Toronto, Ontario, Canada. Associated Brands had sales of approximately $200 million for the twelve months ended June 30, 2013. Following the acquisition, TreeHouse will have pro forma 2013 sales of approximately $2.5 billion and adjusted EBITDA of approximately $350 million.

“We are pleased to welcome Associated Brands to our TreeHouse portfolio,” said Sam K. Reed, Chairman, President and Chief Executive Officer of TreeHouse Foods. “Associated Brands has a strong North American presence in a number of dry mix categories that are complementary to TreeHouse, such as powdered drinks, oatmeal and side dishes. Through Associated Brands, we will also enter the large and growing specialty tea category. Not only is tea recognized for its nutritional and health benefits, but it will also be a wonderful complement to our rapidly growing single serve coffee platform. We see significant opportunities to expand Associated Brands’ sales, while leveraging their strong customer relationships in both retail and industrial channels.”

“We are looking forward to joining the TreeHouse family,” said Scott Greenwood, President and Chief Executive Officer of Associated Brands. “Like us, TreeHouse is focused on partnering with its customers to develop superior products. We are focused on quality and operational expertise, we have an excellent R&D platform which allows us to be a fast follower in private label, and we are a best in class specialty tea producer with capabilities that are unmatched in the industry. We are confident that the combination will create distribution and innovation opportunities for both companies.”

“We have enjoyed our partnership with Associated Brands since acquiring the company in 2007 and are proud of the progress it has made,” said Eric Berke, Chairman of Associated Brands and Managing Partner of TorQuest Partners. “Through this transaction, we are placing Associated Brands into the hands of an outstanding strategic buyer and will complete a successful investment on behalf of our investors.”

Wells Fargo Securities, LLC is acting as financial advisor to TreeHouse on the transaction and Winston & Strawn LLP and Stikeman Elliot LP are serving as legal counsel to TreeHouse. BMO Capital Markets Corp. is serving as financial advisor to Associated Brands and TorQuest Partners with respect to the transaction and Torys LLP is serving as legal counsel to Associated Brands and TorQuest Partners.

CONFERENCE CALL WEBCAST

A webcast to discuss the Company’s second quarter earnings and the acquisition of Associated Brands will be held at 9:00 a.m. (Eastern Time) today and may be accessed by visiting the “Investor Overview” page through the “Investor Relations” menu of the Company’s website at http://www.treehousefoods.com.

ABOUT TREEHOUSE FOODS

TreeHouse is a food manufacturer servicing primarily the retail grocery and foodservice distribution channels. Our products include non-dairy powdered creamers, private label canned soups, refrigerated and shelf stable salad dressings and sauces, powdered drink mixes and single serve hot beverages, hot cereals, macaroni and cheese, skillet dinners, Mexican sauces, jams and pie fillings, pickles and related products, aseptic sauces, and liquid non-dairy creamer. TreeHouse believes it is the largest manufacturer of pickles and non-dairy powdered creamer in the United States and the largest manufacturer of private label salad dressings, powdered drink mixes and instant hot cereals in the United States and Canada based on sales volume.

ABOUT ASSOCIATED BRANDS

Associated Brands is a leading North American manufacturer and supplier of private label packaged food products that sells to almost all of the 50 largest North American food retailers. Associated Brands’ principal focus is on manufacturing dry packaged food products such as flavored drink mixes, specialty tea, hot chocolate drinks, dessert mixes, soups, bouillon, side dishes, sweeteners and oatmeal, in addition to nutritional and weight management products. Associated Brands has grown to become one of the largest suppliers of a diverse range of private label dry packaged food products in North America. Associated Brands is majority owned by TorQuest Partners, a leading Canadian private equity firm. To learn more about Associated Brands, visit www.associatedbrands.com.

ABOUT TORQUEST PARTNERS

Founded in 2002, TorQuest Partners is a Canadian-based manager of private equity funds. With more than C$1 billion of equity capital under management, TorQuest Partners seeks to pursue investments in middle market companies with the goal of working in close partnership with management to build value. To learn more about TorQuest Partners, visit www.torquest.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements.” Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as “may,” “should,” “could,” “expects,” “seek to,” “anticipates,” “plans,” “believes,” “estimates,” “intends,” “predicts,” “projects,” “potential” or “continue” or the negative of such terms and other comparable terminology. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause TreeHouse or its industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. TreeHouse’s Form 10-K for the year ended December 31, 2012 and other filings with the SEC, discuss some of the factors that could contribute to these differences. You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluating the information presented in this press release. TreeHouse expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in its expectations with regard thereto, or any other change in events, conditions or circumstances on which any statement is based.